Pricing Supplement No.106 Dated: June 13, 2006 Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated June 8, 2006 and Prospectus Supplement dated June 13, 2006)

File No. 333-134864

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series C
Aggregate offering price	$500,000,000
Amount of registration fee	$53,500**

**The filing fee of $53,500 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $32,817.95 has already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-102373) filed by American Express Credit Corporation on January 7, 2003 and is being carried forward. The filing fee of $53,500 due for this offering is partially offset against the registration fee previously paid. An additional registration fee of $20,682.05 has been paid with respect to this offering.

This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series C

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:	$500,000,000

Issue Price: 100.000%

Proceeds to Company on original issuance: $498,500,000

Commission: $1,500,000

Agent:	☐ ABN AMRO Incorporated	☐ Goldman Sachs & Co.
	☐ Banc of America Securities LLC	☒ Greenwich Capital Markets, Inc.
	☐ Barclays Capital Inc.	☒ J. P. Morgan Securities Inc.
	☐ BNP Paribas Securities Corp.	☐ Lehman Brothers Inc.
	☐ BNY Capital Markets, Inc.	☐ Merrill Lynch Pierce Fenner & Smith Inc.
	☐ Credit Suisse Securities (USA) LLC	☐ The Williams Capital Group, L.P.
	☒ Citigroup Global Markets Inc.	☒ Utendahl Capital Partners, L.P.
	☒ Deutsche Bank Securities Inc.	☒ Wachovia Capital Markets LLC
☐ Other:

Agent	Amount
Citigroup Global Markets Inc.	$200,000,000
Greenwich Capital Markets, Inc	$200,000,000
Deutsche Bank Securities Inc.	$30,000,000
J. P. Morgan Securities Inc.	$30,000,000
Wachovia Capital Markets LLC	$30,000,000

Utendahl Capital Partners, L.P.	$10,000,000

Total	$500,000,000

Agent's capacity on original issuance:	☒ As Agent
☐ As principal

If as principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Original Issue Date: June 16, 2006

Stated Maturity: June 16, 2011

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates: Monthly on the 16th day of each month

First Interest Payment Date: July 17, 2006

Accrue to Pay: ☒ Yes ☐ No

Indexed Principal Note: ☐ Yes (See Attached) ☒ No
Type of Interest Rate: ☐ Fixed Rate ☒ Floating Rate ☐ Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes):

Initial Interest Rate (Floating Rate Notes): 5.36813%

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☒ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

Calculation Agent: J.P. Morgan Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus Supplement):

☐ 30 over 360	☐ Actual over Actual
☒ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: Monthly on the 16th day of each month

Rate Determination Dates (If other than as set forth in the Prospectus Supplement):

Index Maturity:

Spread (+/-): +16.0 basis points

Spread Multiplier: none

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
☐ Yes (See Attached) ☒ No
Maximum Interest Rate: none
Minimum Interest Rate: none

Amortizing Note: ☐ Yes (See Attached) ☒ No

Optional Redemption: ☐ Yes ☒ No
Optional Redemption Dates:
Redemption Prices:
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part

Optional Repayment: ☐ Yes ☒ No
Optional Repayment Dates:
Optional Repayment Prices:

Discount Note: ☐ Yes ☒ No
Total Amount of OID:
Bond Yield to Call:
Bond Yield to Maturity:
Yield to Maturity:

CUSIP:  0258M0CN7

ISIN: US0258M0CN70

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.